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                            SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities

                            Exchange Act of 1934

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    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to ss. 240.14a-11(c) or Section
         240.14a-12

                             THE EASTERN COMPANY
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                (Name of Registrant as Specified in Its Charter)

                           MMI INVESTMENTS, L.L.C.
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                   (Name of Person(s) Filing Proxy Statement)

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
                                 MMI LETTERHEAD
                         LET'S SET THE RECORD STRAIGHT

                                                                  March 17, 1997

Dear Fellow Eastern Shareholder:

    In our conversations with fellow Eastern shareholders, we have learned that Eastern is using scare tactics and personal attacks in an attempt to get your vote! Do not be misled by their letters or phone calls! The Board is desperate. We urge you to consider the FACTS when deciding how to vote. SPECIFICALLY, WE WANTED TO ADDRESS THE FOLLOWING POINTS AND SET THE RECORD STRAIGHT:

    1) MMI'S PLATFORM--Stedman Sweet is heading up the Board's effort to mischaracterize the impact of our nominees being elected to the Board of Directors of The Eastern Company--all in an effort to remain unaccountable to the owners of the Company. Remember, we tried to meet with Management to discuss our offer and improve it. They refused. Here are the facts:

    - MMI is only seeking 3 of 9 seats on the Board. We would be a minority on the Board. We would not and could not make any changes whatsoever, without the consent of our fellow directors.

    - MMI's stated agenda is to see shareholder value maximized by hiring an INDEPENDENT investment banker. We could not and would not force any transaction without the agreement of our fellow directors supported by the advice of the INDEPENDENT investment banker. MMI COMMITS TO SUPPORT WHATEVER PROGRAM THE INDEPENDENT INVESTMENT BANKER RECOMMENDS.

    - If the INDEPENDENT investment banker recommends strategic options in the event it does not consider any offer reasonable, MMI's nominees would support these recommendations, which could include:

        -- improved internal product development and corporate development capabilities;

        -- requiring executive management to call on customers regularly;

        -- revising the Company's capital expenditure budgeting process;

        -- obtaining a new commercial banking relationship; and

        -- immediately considering candidates from within the Company for the Chief Executive Officer position in the face of Sweet's history of failure.

    The Eastern Company has a long and rich history and cannot continue to languish. We support improvements NOW for the benefit of all shareholders.

    2) LOW BASIS STOCK--LOOK AT THE FACTS: Many Eastern shareholders have held their shares for a long time and expressed concern about a large tax bill and reduced income if the Company is sold and its value is maximized. Even if you bought your shares for $2.00 each, your annual income will be higher 57% by selling at today's market price, paying the federal capital gains tax and buying long term U.S. Treasury bonds. Don't just take our word for it, look at the facts:

Sale of 100 shares of Eastern at market (March 13: $13.50).......  $   1,350
  Tax on gain at 28% (top federal rate--$2 basis)................  $     322
  After Tax Proceeds to Reinvest.................................  $   1,028
Interest Rate on U.S. Treasury Bonds.............................         7%
  Annual Interest Payment........................................  $      72
vs. Eastern Annual Dividend......................................  $      46
                                                                   ---------

        DIFFERENCE PER YEAR IN YOUR POCKET (100 SHARES) $26 OR 57% MORE

And, if you paid more than $2.00 for your stock, then the tax is lower and the benefit to you is even greater. If the Company was sold at a premium to market, again, the benefit to you would be even greater, and safer. And don't forget, U.S. Treasury Bonds are considered virtually risk-free.

    3) EMPLOYEES--LOOK AT THE FACTS: Many Eastern shareholders are current employees or retired employees, some of whom have expressed concern about the Company's future and their pensions. DO NOT BE MISLED! THERE IS NO NEED TO BE CONCERNED BECAUSE YOU VOTED FOR US:

    - If elected, MMI nominees would never support any attempts by the Company to jeopardize your pension which, as you know, is protected under Federal Law. You should confirm this with your advisor or contact the trustee of the pension plan, the Bank of Boston whose phone number is 617-434-2200. Better yet, call Mary Pihl of Boston EquiServe, the administrator, at 617-575-2520 to find out how to vote your shares in your plan!

    - The Company's track record on behalf of its employees is terrible. At the end of 1988, 741 people worked for Eastern. At the end of 1996 there were 494--down 33%! How long can we sit by and do nothing while Stedman Sweet slowly dismantles the Company.

    - Since John Dyson acquired B. W. Elliott in 1992, we have grown Elliott's sales by nearly 50% and the number of employees is up over 30%. WE GROW COMPANIES WHILE STEDMAN SWEET SHRINKS YOURS AND LINES HIS OWN POCKET!

    What should concern you, however, is the value of your pension plan's assets if the current Board and Management continue to dwindle the Company's resources and stock value. Here's what your Board and Management fail to tell you:

    - Unfortunately, Eastern has invested too much of your pension plan's assets in its own stock as part of their effort to protect their jobs. As shown below, your pension plan would have been better off in either the Dow Jones Index or Treasury Notes (one of the safest investments available!).
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      [Graph comparing the total return on Eastern's Common Stock with the Dow
      Jones Industrial Average and Short-Term Treasury Notes based on the time period of December, 1990 to December, 1996]

Dow Jones Industrial Average..................................       +189%
Short Term U.S. Treasury Notes................................       + 47%
Eastern Common Stock..........................................       + 38%

    - Since the stock price is stagnant, the only tangible benefit Eastern's stock offers as an investment is its modest dividend. IN FACT, WHEN ADDING BOTH DIVIDENDS AND STOCK PRICE INCREASES (TOTAL RETURN) YOUR PENSION PLAN WOULD HAVE EARNED MORE IN U.S. TREASURY NOTES!

    - Remember, Eastern's performance is so bad that it had to borrow money (and dip into retained earnings) to pay its dividends last year. ASK YOURSELF, HOW LONG CAN THIS LAST?

    4) SOLICITATION COSTS--MMI expects that it will spend approximately $150,000 in connection with its solicitation. MMI will not seek any reimbursement for these expenditures from the company. This is in stark contrast to multi-millionaire Chief Executive Officer Stedman Sweet, who is causing YOUR Company to spend as much as $300,000 more to fund the costs of his fight to remain entrenched. Ask Stedman Sweet if he is planning to reimburse the Company for the expenditures made for him to retain his seat on the Board. This is after he spent $707, 000 just to avoid giving us a shareholders list last year--so his total is expected to exceed $1 MILLION! YOUR EARNINGS ARE FUNDING THEIR MANAGEMENT ENTRENCHMENT SLUSH FUND!

    While the Board and Management cling desperately to their jobs, the Company, its shareholders and its employees are suffering. Yet Stedman Sweet just got a $5,000 raise and a 26% increase in his bonus last year (total compensation of $273,176). Only at Eastern do bad earning produce pay raises. ENOUGH IS ENOUGH! YOUR VOTE IS IMPORTANT!
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    Even if you paid very little for your stock, even if you have worked for the
Company, you will be better off with MMI's representatives on the board trying to maximize the value of your Company for the benefit of ALL Eastern Shareholders.

    To achieve our mutual objectives to maximize the value of YOUR investment, we need your help. Every vote is important, so please sign, date and mail your Blue Card. Time is short, please act today.

                                           Sincerely,

           []                               []                                           []
John S. Dyson                       Clay B. Lifflander                    George M. Scherer

                                   IMPORTANT

1. Be sure to vote on the BLUE proxy card. Vote "FOR" the MMI nominees and "FOR" the stockholder proposal. We urge you not to sign any proxy card which is sent to you by Eastern, even as a protest vote against the Board of Directors. Remember, each properly executed proxy you submit revokes all prior proxies.

2. If any of your shares are held in the name of a bank, broker or other nominee, please contact the party responsible for your account and direct him/her to vote on the BLUE PROXY CARD "FOR" MMI's nominees, and "FOR" the stockholder proposal set forth by Mr. Ernst Ohnell, who is a participant in MMI's proxy solicitation group. Mr. Ohnell has proposed that Eastern retain an independent investment banking firm to seek proposals for the sale of Eastern to maximize shareholder value. You should also return your MMI proxy by mail once received.

3. If you have questions or need assistance in voting your shares, please contact:

                             D.F. KING & CO., INC.

                           1-800-859-8511 (TOLL-FREE)